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                                                                Exhibit 10.13

                                [RIBOGENE LOGO]

Charles J. Casamento
Chairman, President & CEO


April 6, 1995

Timothy E. Morris, C.P.A.
2040 Goldenrod Lane
San Ramon, CA 94583

Dear Tim:

On behalf of RiboGene, Inc. I am pleased to offer you the position of Vice President, Finance and Administration. I look forward to a mutually profitable and productive relationship as we build the Company together.

The terms of your employment relationship with the Company will be as set forth below.

1. POSITION. You will be Vice President, Finance & Administration, reporting to the Chairman, President and CEO, (and you will be a corporate officer).

2.      Compensation

        a. BASE SALARY. You will be paid a base annual salary of $135,000 payable in two equal payments per month, pursuant to the Company's regular payroll policy.

        b. ANNUAL REVIEW. Your base salary will be reviewed at the end of this year, and thereafter annually as part of the Company's normal salary review process.

3.      STOCK OPTIONS

        a. At its first meeting following the commencement of your employment with the Company, the Board of Directors will grant you an incentive stock option to purchase 80,000 shares of the Company's Common Stock at fair market value on the date of grant. One eighth of the grant will vest after six months of employment and thereafter options will vest at the rate of 1/48th of the total grant on each monthly anniversary of your continued employment with the Company. Your grant will be fully vested after four years.
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        b.      STOCK OPTION BONUS PLAN.  The Board of Directors has initiated a stock option bonus plan to be granted at the beginning of each calendar year. The number of shares will be based on each individual's performance the previous year and will be an amount up to 15% of the individual's then current number of option shares. You will be participating in this plan.

5. BENEFITS. You will participate in the Company benefit plans, such as life insurance, medical and dental insurance, disability insurance, vacation and 401K Plan, as provided to all Company employees.

6. SEVERANCE AGREEMENT. In the event of termination of your employment with the Company other than for cause, you will be entitled to receive salary continuation for six months following your termination date.

Except as described above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. Like all Company employees, you will be required to sign the Company's Standard Agreement relating to protection of the Company's proprietary and confidential information and assignment of inventions.

Tim, I feel you will make a significant contribution to RiboGene. Together with the entire RiboGene management team, I look forward to sharing with you the many challenges and rewards as we become a scientific and commercial success.

Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Sincerely,
RiboGene, Inc.


Charles J. Casamento
Chairman, President and CEO

CJC:slb


                                                Accepted and Agreed:

                                                /s/ Timothy E. Morris
                                                -------------------------------
                                                Timothy E. Morris